UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 4, 2012

SHORETEL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33506	77-0443568
(Commission File Number)	(IRS Employer Identification No.)

960 Stewart Drive, Sunnyvale, CA	94085
(Address of Principal Executive Offices)	(Zip Code)

(408) 331-3300
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 4, 2012, ShoreTel, Inc. (“ShoreTel” or the “Company”) entered into an amendment (the “Amendment”) to its $50 million secured revolving credit facility (the “Credit Facility”) pursuant to a credit agreement (the “Credit Agreement”) among the Company, the lenders party thereto (the “Lenders”), and Silicon Valley Bank (“SVB”).

The Credit Agreement provided funds to complete the acquisition of M5 Networks, Inc. and for general corporate purposes and working capital. Amounts repaid under the Facility may be reborrowed. The Credit Facility matures on the fifth anniversary of its closing and is payable in full upon maturity.

The Amendment provides for, among other things,  updated customary representations and warranties and affirmative and negative covenants, including covenants related to  (i) its Liquidity (as defined in the Credit Agreement) measured as of the last day of any month, to not be less than the sum of (A) $30,000,000  and (B) up to $20,000,000 of the difference, if any, of  the aggregate principal amount of loans outstanding on such date and $30,000,000,  and (ii) its Consolidated EBITDA, measured as of the last day of each fiscal quarter of ShoreTel, to be no less than $1 for the fiscal quarter ending March 31, 2012, less than $1,000,000 for the fiscal quarter ending June 30, 2012, negative $1,500,000 for the fiscal quarters ending September 30, and December 31, 2012, negative $1,000,000 for the fiscal quarter ending March 31, 2013, $1 for the fiscal quarters ending June 30 and September 30, 2013, $1,000,000 for the fiscal quarter ending December 31, 2013, $1,500,000 for the fiscal quarter ending March 31, 2014 and  $2,000,000 for any fiscal quarter ending on or after June 30, 2014.

In connection with the Amendment, the Company paid SVB a fee of $5,000.

The description of the Credit Agreement contained herein is qualified in its entirety by reference to the Amendment to the Credit Agreement, a copy of which will be filed as an exhibit 10.1 to the Company’s next quarterly report on Form 10-Q.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHORETEL, INC.

By:	/s/ Michael E. Healy
Name: Michael E. Healy
Title: Chief Financial Officer

Date: December 6, 2012